Exhibit 10.3
Apollo ADIP Advisors, L.P.
Award Letter

«Date»

«Name»
«Address»
Dear «Prefix_and_Last_Name»:
Reference is made to the exempted limited partnership agreement referred to in the Participant Execution Page (the “Carry Plan LPA”) of Apollo ADIP Advisors, L.P. (the “Partnership”). Capitalized terms not defined herein have the meanings set forth in the Carry Plan LPA.
This letter is your “Award Letter” as defined in the Carry Plan LPA.
Your Initial Point Award
You are being granted the number of Points in the Partnership set forth on your Participant Execution Page (out of a maximum of [___] Points that will be issued by the Partnership and outstanding at any time) on the terms set forth in this Award Letter and the Carry Plan LPA. Your Points will not be reduced (or otherwise be subject to dilution) except (i) pursuant to the vesting formulas described below under “Effect of Retirement on Points; Vesting Terms,” (ii) as described below under “Dilution,” (iii) in the event of a Designated Investment Distribution pursuant to Section 7.1(d) of the Carry Plan LPA relating to one or more specific Portfolio Investments, or (iv) as a result of forfeiture in the event of a Bad Act (as defined in Annex A hereto) resulting in termination or in the event of a breach of a restrictive covenant in favor of AGM or any of its asset management subsidiaries (together, “Apollo”) (as described below).
The Partnership is the general partner of the parallel funds in the Apollo/Athene Dedicated Investment Program fund structure (collectively, the “Fund”), and as such the Partnership earns the carried interest on net profits realized for the Fund’s investors. Your Points entitle you to a share of the carried interest received by the Partnership. You will be entitled to share in distributions on the Points only to the extent that amounts received by the Partnership are determined to be (a) sourced out of appreciation in the assets of the Fund or (b) otherwise consistent with the treatment of the Points as profits interests for U.S. federal income tax purposes. Subject to the foregoing, your share of future distributions received by the Partnership after the date of this Award Letter will be calculated as if you had held your Points since «Vesting_Commencement_Date».
Effect of Retirement on Points; Vesting Terms
[If your employment by Apollo is terminated as a result of a Bad Act, all of your Points will be forfeited.

If you cease to be employed by Apollo for any reason other than a Bad Act, your “Vested Points” will be calculated separately with respect to each award of Points having a different Vesting Commencement Date (as defined below), calculated as follows:
If you cease to be employed by Apollo for any reason other than death, disability or a Bad Act, up to [__] of the Points awarded to you are eligible for vesting upon separation from Apollo, and the remaining [__] of your Points are not eligible for vesting. Points eligible for vesting will vest [on a straight-line monthly basis as of the last day of each calendar month over the period commencing on the applicable Vesting Commencement Date and ending on the earlier of (i) the [___] anniversary of the Vesting Commencement Date or (ii) the last day of the calendar month occurring on or prior to the date on which you give or receive notice of your resignation from or termination by Apollo] (the “Vesting Period”). This means that, for every [month-end date] that occurs during the applicable Vesting Period, your “Vested Points” on separation from Apollo will increase by an amount equal to [__] ([__] of [__]) of the number of total Points you held on your separation date.
However, if you cease to be employed before the [___] anniversary of your first day of employment by Apollo other than by reason of death or disability, none of your Points will vest. If your [____] anniversary date of employment occurs after the applicable Vesting Commencement Date and you are still employed by Apollo at that time, your Vested Points will be calculated in accordance with the formula above, retroactive to the Vesting Commencement Date.
If your Vesting Period ends prior to the [__] anniversary of the applicable Vesting Commencement Date by reason of death or disability, your Vested Points will be increased by [___] of the difference between the vested amount as determined pursuant to the formula described above and the amount [__] that would have become fully vested at [__] months.
The General Partner may (but has no obligation to) agree to a lesser reduction (or to no reduction) of your Points or to extend the Vesting Period after you have ceased to be employed by Apollo.
The term “Vesting Commencement Date” means (i) «Vesting_Commencement_Date», in the case of the Points awarded pursuant to this Award Letter, and (ii) in the case of any additional Points that may be awarded to you in the future, the date specified in the subsequent award letter or notice.
Vesting is relevant only for purposes of determining your entitlement to distributions after separation from Apollo, and not to entitlements before your separation from Apollo, which are based on your total Points.]
Dilution
The number of Points allocated to you may be reduced as a consequence of an allocation of Points to another Partner only if all of the following conditions are satisfied:
(1)    The allocation of Points is to be made to a Person who is (or will become at the time of the Point allocation) a Team Member.

(2)    Team Members will hold a number of Points in the aggregate that is greater than the Reserved Team Points.
(3)    After giving effect to any reduction in your Points, you will have at least [__] Points (or, if you are a Retired Partner at the time of the proposed reduction, the product of [__] multiplied by the applicable Vesting Percentage at the time of Retirement).
(4)    The Commitment Period has not expired. For the avoidance of doubt, a Team Member’s Points shall not be reduced as a consequence of an allocation of Points to another Person on and following the expiration of the Commitment Period.
(5)    The reduction in your Points shall not exceed a x b, where:
a =    the excess of the number of Points described in clause (1) above, over the number, determined before such allocation, of Reserved Team Points that are not held by Team Members (“Applicable Points”).
b =    a fraction equal to the number of Points that you held immediately prior to such reduction divided by the sum of (i) the aggregate number of Points that were held by APH (including for this purpose GCP, as defined below) immediately prior to such reduction plus (ii) the aggregate number of Points that were held by any other Limited Partner who had more than [__] Points at such time.
If, as a result of the formula described in clause (5) above, your Points would be reduced to below [__], your Points shall be reduced to [__] and the balance of the Points that would otherwise have reduced your Points shall instead be treated as Applicable Points. The same principle shall apply to any other Limited Partner, other than APH or a Founder Partner, whose Points would otherwise be reduced to below [__].
The term “Reserved Team Points” means a number of Points equal to the total initial number of Points that were offered to prospective Team Members or reserved for prospective Team Members by the General Partner at the time when prospective Team Members were initially invited to join the Partnership, as confirmed in writing by a Co-President and the CFO of Private Equity and Real Assets and the Manager of the Firm’s Carry and Co-Invest Plans.
No such reduction shall be applied to you for purposes of allocating, reallocating or granting Points to Apollo Global Carry Pool (or any participant therein) or any similar program, mandate or vehicle maintained by AGM or any of its Affiliates (collectively, “GCP”).
Your Points will also be subject to dilution on a pro rata basis if Points (or other rights to carry distributions) are awarded to Apollo personnel (including other participants) or to others with respect to one or more specific Portfolio Investments, as described in Section 7.1(d) of the Carry Plan LPA. You may be required to return distributions to the extent subsequently determined to be necessary to satisfy obligations associated with such an award. In addition, the General Partner may create reserves out of amounts otherwise distributable to you and other participants for anticipated amounts that may become due for such awards.
Affiliates of the Partnership may make one or more awards to Team Members residing outside the United States of “Notional Points” that are indexed to Points issued by the

Partnership to APH. For purposes of applying the dilution provisions of the Award Letter, any Notional Points issued or proposed to be issued to Team Members will be treated for computational purposes as if such Notional Points were actual Points issued or to be issued to Team Members.
Restoration of Point Reductions
If, at a time when any of your Points have been reduced pursuant to “Dilution” above and not fully restored, any Points of any other Team Member become available for reallocation as a result of such other Team Member’s becoming a Retired Partner, such available Points shall be reallocated, on a pro rata basis, among (i) you and all other Team Members having any such unrestored Points, (ii) APH and the Founder Partners and (iii) any other Limited Partner whose Points were reduced, until all such reduced Points have been fully restored to you.
For this purpose, “pro rata” with respect to you means a/b, where:
a =    all reduction amounts previously applicable to you pursuant to “Dilution” above, net of all amounts previously restored to you.
b =    the aggregate of all such net unrestored reduction amounts for all Team Members, APH and the Founder Partners taking into account only reductions incurred as a consequence of Point allocations to Team Members, excluding reductions of APH’s Points that increased the number of Reserved Team Points then allocated to Team Members.
If a reduction occurred prior to your retirement and you have any remaining unrestored Points at the time of your retirement, the quantity of such unrestored Points will be adjusted at that time by multiplying such amount by your applicable Vesting Percentage.
After restoration of all previously reduced Points, the General Partner will determine the manner of reallocating any additional Points that become available.
Restrictive Covenants
Compliance with your contractual restrictive covenants in favor of AGM or its Affiliates is a condition to your receipt and retention of Points. Your violation of any applicable restrictive covenant results in immediate forfeiture of all your Points.
Equal Treatment
Except as otherwise specifically provided herein or in the Carry Plan LPA, the General Partner will not treat you in a manner that is adverse in comparison with the treatment of APH or the Founder Partners with respect to distributions (including liquidating distributions) of Operating Profit (including form, timing and amount of such distributions), Point dilution and funding of Clawback Shares. For the avoidance of doubt, the foregoing is not intended to limit the General Partner’s authority relating to forfeiture of Points due to retirement or Bad Acts and allocation of Points to APH to the extent not required to be allocated to Team Members, in each case, in accordance with the terms and conditions set forth herein and in the Carry Plan LPA.

Fund Clawback; Corporate Clawback Policy
    You will be responsible for a pro rata share of any clawback obligation owed by the General Partner for the benefit of Fund Investors at the end of the Fund’s life, based on your pro rata share of all distributions received from the General Partner. Your Partnership admission documents include both a personal guarantee of the clawback obligation and the Secured Reimbursement Agreement, by and between you and an Affiliate of AGM, dated on or about the date hereof (the “SRA”), which is a reimbursement agreement for the benefit of the Apollo entity which has provided a guarantee to investors for the full amount of any clawback, in each case relating to your pro rata share of any clawback payment. The SRA permits Apollo to hold back amounts that would otherwise be distributable to you whenever it determines that a clawback would be due to Fund investors on a pro forma basis assuming liquidation of the Fund at fair value as of a recent valuation date. The SRA also permits Apollo to satisfy your share of any clawback obligation from any amounts due to you from other entities controlled by Apollo.
To the extent mandated by applicable law, stock exchange or accounting rule and/or set forth in a written clawback policy (e.g., with respect to compensation paid based on financial statements that are later found to have been materially misstated) adopted by AGM or an Affiliate, amounts distributed in respect of Points may be subject to clawback by AGM or an Affiliate under such law, rule and/or policy and, accordingly, you may be required to refund any relevant amounts to AGM or the relevant Affiliate.
Miscellaneous
Your admission to the Partnership as a Limited Partner will take effect upon your delivery to the General Partner of your signed Participant Execution Page. This Award Letter (including the Participant Execution Page for the purposes set forth therein) is governed by and is to be construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. Except as otherwise described herein and in the Carry Plan LPA, this Award Letter may be amended only with the consent of each party hereto. This Award Letter may be executed by facsimile or electronic signature and in one or more counterparts, all of which constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Award Letter.
Very truly yours,

APOLLO ADIP ADVISORS, L.P.

By:    Apollo ADIP Capital Management, LLC,
    its general partner

By:
    Name:
    Title:

APOLLO ADIP CAPITAL MANAGEMENT, LLC

By:
    Name:
    Title:

ADIP Carry Plan
Participant Execution Page
The undersigned acknowledges receipt of the following agreements (together with this Award Letter, the “ADIP Carry Plan Admission Agreements”):
(1)    Second Amended and Restated Exempted Limited Partnership Agreement of Apollo ADIP Advisors, L.P., dated June 12, 2020;
(2)    forms of personal Guarantees of a pro rata share of the “clawback obligations” of the Partnership for the benefit of all Fund Investors; and
(3)    form of Secured Reimbursement Agreement between the undersigned as “Participant” and the “Apollo Guarantor” as defined therein.
This execution page constitutes a counterpart signature page to each of the ADIP Carry Plan Admission Agreements.
By signing below, the undersigned hereby executes, joins in and agrees to be bound by the partnership agreement referred to above of the Partnership as a Limited Partner, and hereby executes and agrees to be bound by this Award Letter and the other ADIP Carry Plan Admission Agreements as guarantor and Participant, respectively, in each case with effect from the date of this Award Letter.
The undersigned hereby irrevocably makes, constitutes and appoints the general partner of the Partnership, with full power of substitution, the true and lawful representative and attorney-in-fact, and in the undersigned’s name, place and stead, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish the applicable partnership agreement and any statutory filings related thereto for and on the undersigned’s behalf.

POINTS:	«Points»
Name of Participant:	«Name»
Signature of Participant:	________________________________

Annex A
Definition of Bad Act
“Bad Act” means your:
(a)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;
(b)    commission of an intentional and material breach of a material provision of a written AGM code of ethics or any other material polices governing the conduct of persons performing services on behalf of AGM or any of its Affiliates (other than any AGM code of ethics adopted after the date of your admission to the Partnership with the primary purpose of creating or finding “Bad Acts”);
(c)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(d)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(e)    conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its Affiliates;
(f)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(g)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, that
(i)    you have failed to cure within fifteen Business Days after notice thereof (delivered in accordance with Section 9.3 of the Carry Plan LPA), to the extent such occurrence is susceptible to cure, the items set forth in clauses (b) and (d), and
(ii)    during the pendency of any felony charge under clause (e), AGM and its Affiliates may suspend payment of any distributions in respect of your Points, and if (A) you are later acquitted or otherwise exonerated from such charge, or (B) your employment or service with AGM or its applicable Affiliate does not terminate, then (1) AGM or its applicable Affiliate shall pay to you all such accrued but unpaid distributions with respect to your Vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate
Annex A-1

in effect on the date of such suspension, and (2) throughout the period of suspension (or until the date of termination of employment or service, if earlier), distributions with respect to your unvested Points shall continue to accrue, and your Points shall continue to vest, in accordance with the terms and conditions set forth herein.
For purposes of this Annex A, the term “Affiliate” includes Portfolio Companies.

Annex A-2